Filed pursuant to Rule 424(b)(5)
Registration No. 333-277793
PROSPECTUS SUPPLEMENT
(To prospectus dated March 8, 2024)
$2,000,000,000

Vulcan Materials Company
$500,000,000 4.950% Notes due 2029
$750,000,000 5.350% Notes due 2034
$750,000,000 5.700% Notes due 2054
Vulcan Materials Company (“Vulcan” or “we”) is offering $500,000,000 of our 4.950% Notes due 2029 (the “2029 notes”), $750,000,000 of our 5.350% Notes due 2034 (the “2034 notes”), and $750,000,000 of our 5.700% Notes due 2054 (the “2054 notes” and, together with the 2029 notes and the 2034 notes, the “notes”).
We will pay interest on the 2029 notes semi-annually on June 1 and December 1 of each year, commencing on June 1, 2025. We will pay interest on the 2034 notes semi-annually on June 1 and December 1 of each year, commencing on June 1, 2025. We will pay interest on the 2054 notes semi-annually on June 1 and December 1 of each year, commencing on June 1, 2025. The 2029 notes will mature on December 1, 2029, the 2034 notes will mature on December 1, 2034, and the 2054 notes will mature on December 1, 2054, in each case, unless earlier redeemed or repurchased.
The notes will be issued only in minimum denominations of $2,000 and $1,000 multiples above that amount. We have the option to redeem all or a portion of the notes at any time at the applicable redemption price described under “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, if a change of control repurchase event occurs with respect to the notes, unless we have exercised our right to redeem the notes or have defeased the notes, we will be required to make an irrevocable offer to each holder of the notes to repurchase all or any part of that holder’s notes on the terms described under “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement. There is no sinking fund for the notes.
The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries.
Each series of the notes offered by this prospectus supplement is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange.
See “Risk Factors” beginning on page S-12 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents and reports we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement or the accompanying prospectus for a discussion of certain risks that you should consider before buying the notes.

	Per 2029 Note	Total	Per 2034 Note	Total	Per 2054 Note	Total
Public offering price(1)	99.888%	$499,440,000	99.890%	$749,175,000	99.442%	$745,815,000
Underwriting discount	0.600%	$3,000,000	0.650%	$4,875,000	0.875%	$6,562,500
Proceeds, before expenses, to us	99.288%	$496,440,000	99.240%	$744,300,000	98.567%	$739,252,500

(1)	The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes offered by this prospectus supplement will accrue from November 20, 2024.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, S.A. against payment in New York, New York on or about November 20, 2024.

Joint Book-Running Managers

Truist Securities		Wells Fargo Securities
BofA Securities	Goldman Sachs & Co. LLC	US Bancorp	Regions Securities LLC

Co-Managers

FHN Financial Securities Corp.	Siebert Williams Shank

Prospectus Supplement dated November 18, 2024.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take any responsibility for, and neither we nor the underwriters can provide any assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of its date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared.
We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities covered by this prospectus supplement and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These statements reflect our intent, belief or current expectation. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target,” “objective,” or “goal,” or that a result or event “can,” “may,” “should,” “would” or “will” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the Securities and Exchange Commission (the “SEC”). These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We disclaim and do not undertake any obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.
In addition to the risk factors identified in this prospectus supplement, the accompanying prospectus, and in our most recent Annual Report on Form 10-K, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	general economic and business conditions;
•	our dependence on the construction industry, which is subject to economic cycles;
•	the timing and amount of federal, state and local funding for infrastructure;
•	changes in the level of spending for private residential and private nonresidential construction;
•	changes in our effective tax rate;
•	domestic and global political, economic or diplomatic developments;
•
the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks;

•	the impact of the state of the global economy on our businesses and financial condition and access to capital markets;
•	international business operations and relationships, including recent actions taken by the Mexican government with respect to our property and operations in that country;
•	the highly competitive nature of the construction industry;
•	a pandemic, epidemic or other public health emergency;
•
the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade;

•	the outcome of pending legal proceedings;
•	pricing of our products;
•	weather and other natural phenomena, including the impact of climate change and availability of water;
•	availability and cost of trucks, railcars, barges and ships, as well as their licensed operators, for transport of our materials;
•	energy costs;
•	costs of hydrocarbon-based raw materials;

•	healthcare costs;
•	labor relations, shortages and constraints;
•	the amount of long-term debt and interest expense we incur;
•	changes in interest rates;
•	volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans;
•	the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses;
•	our ability to secure and permit aggregates reserves in strategically located areas;
•	our ability to manage and successfully integrate acquisitions;
•	our acquisition of Wake Stone Corporation (“Wake Stone”), including:
○	failure to realize the expected benefits of the transaction;
○	significant transaction costs and/or unknown or inestimable liabilities;
○	the risk that Wake Stone’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;
○	risks related to future opportunities and plans for the combined company;
○	disruption from the transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and
○
the possibility that, if we do not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of our common stock could decline;

•	the effect of changes in tax laws, guidance and interpretations;
•	significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets;
•	changes in technologies, which could disrupt the way we do business and how our products are distributed;
•	the risks of open pit and underground mining;
•	expectations relating to environmental, social and governance considerations;
•	claims that our products do not meet regulatory requirements or contractual specifications;
•
the risks set forth in “Risk Factors” beginning on page S-12 of this prospectus supplement, Item 3 “Legal Proceedings,” Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 12 “Commitments and Contingencies” to the consolidated financial statements in Item 8 “Financial Statements and Supplementary Data,” all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference herein; and

•	other assumptions, risks and uncertainties detailed from time to time in the reports we file with the SEC.

SUMMARY
Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Vulcan,” the “company,” “we,” “our,” or “us” refer to Vulcan Materials Company and its consolidated subsidiaries. When we use these terms in “Description of the Notes” and “The Offering” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, we mean Vulcan Materials Company only, unless otherwise stated or the context otherwise requires. The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and may not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should pay special attention to the “Risk Factors” section of this prospectus supplement.
Our Company
Vulcan Materials Company operates primarily in the U.S. and is the nation’s largest supplier of construction aggregates (primarily crushed stone, sand and gravel) and a major producer of aggregates-intensive downstream products such as asphalt mix and ready-mixed concrete. We provide the basic materials for the infrastructure needed to maintain and expand the U.S. economy. Delivered by trucks, ships, barges and trains, our products are the indispensable materials building homes, offices, places of worship, schools, hospitals and factories, as well as vital infrastructure including highways, bridges, roads, ports and harbors, water systems, campuses, dams, airports and rail networks. As of December 31, 2023, we had 397 active aggregates facilities.
Our strategy and competitive advantage are based on our strength in aggregates, which are used in most types of construction and in the production of asphalt mix and ready-mixed concrete. Our strategy for long-term value creation is built on: (1) an aggregates-focused business, (2) an emphasis on durable growth, (3) a holistic approach to land management, and (4) our commitment to safety, health and the environment.
Our products are used to build the roads, tunnels, bridges, railroads and airports that connect us, and to build the hospitals, schools, shopping centers, factories and places of worship that are essential to our lives, our communities and the economy. We have three operating (and reportable) segments (Aggregates, Asphalt, and Concrete) organized around our principal product lines. While aggregates is our focus and primary business, as of December 31, 2023, we further served our customers through our 66 asphalt facilities and 63 concrete facilities located in Alabama, Arizona, California, Maryland, New Mexico, Tennessee, Texas, Virginia, the U.S. Virgin Islands and Washington D.C.
Recent Developments
Acquisition of Wake Stone Corporation
On September 26, 2024, we announced that we entered into a definitive agreement to acquire Wake Stone, a leading pure-play aggregates supplier in the Carolinas. The acquisition of Wake Stone closed on November 8, 2024.
Delayed Draw Term Loan Facility
On November 4, 2024, we entered into a credit agreement with Truist Bank, as administrative agent, and the lenders, and other parties named therein, providing for a $2.0 billion 2-year delayed draw term loan facility (the “Term Loan Facility”). After giving effect to the transactions contemplated hereby, there will be $550.0 million remaining and undrawn under the Term Loan Facility. See “Use of Proceeds.” Certain of the underwriters and/or their affiliates are arrangers and/or lenders under the Term Loan Facility and, as a result will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)—Other Relationships.”
* * * * *
Our common stock is traded on the New York Stock Exchange under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement.
Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

Our website is located at http://www.vulcanmaterials.com. We do not incorporate the information on our website or any information that is linked to or accessible from our website (other than our filings with the SEC that are expressly incorporated by reference herein, as set forth under “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement or the accompanying prospectus) into this prospectus supplement or the accompanying prospectus and you should not consider it part of this prospectus supplement.

THE OFFERING
The summary below describes the principal terms of the offering and the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Notes” section of this prospectus supplement for a more detailed description of the terms and conditions of the notes.
Issuer
Vulcan Materials Company
Notes Offered
$500,000,000 initial aggregate principal amount of 4.950% Notes due 2029.
$750,000,000 initial aggregate principal amount of 5.350% Notes due 2034.
$750,000,000 initial aggregate principal amount of 5.700% Notes due 2054.
Maturity
The 2029 notes will mature on December 1, 2029, the 2034 notes will mature on December 1, 2034, and the 2054 notes will mature on December 1, 2054, in each case, unless earlier redeemed or repurchased.
Interest Rate and Payment Dates
Interest on the 2029 notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2025. Interest on the 2034 notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2025. Interest on the 2054 notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2025. Interest for the 2029 notes, the 2034 notes, and the 2054 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Ranking
The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. As of September 30, 2024, we and our subsidiaries had unsecured debt with a total face value of approximately $3,391.1 million, none which was outstanding on our bank line of credit, and approximately $1.0 million of which was debt of our subsidiaries. The Indenture (as defined under “Description of the Notes”) under which the notes will be issued does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur. See “Risk Factors—Risks Related to an Investment in the Notes.”
Optional Redemption
At any time prior to November 1, 2029 (the date that is one month prior to the maturity date for the 2029 notes), September 1, 2034 (the date that is three months prior to the maturity date for the 2034 notes) and June 1, 2054 (the date that is six months prior to the maturity date for the 2054 notes), at our option, we may redeem the applicable series of notes, in whole or in part from time to time, at the redemption prices set forth under “Description of the Notes—Optional Redemption.” In addition, at any time on or after the applicable par call date, we may redeem the applicable series of notes in whole or in part, at our option, from time to time at a redemption price equal to 100% of the aggregate principal amount of the applicable series of notes being redeemed, plus any accrued and unpaid interest on the applicable series of notes being redeemed to, but not including, the date of redemption. See “Description of Notes—Optional Redemption.”
Change of Control
If a change of control repurchase event occurs with respect to the notes, unless we have exercised our right to redeem the notes or have defeased the notes, we will be required to make an irrevocable offer to each holder of the notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. See “Description of the Notes—Change of Control Repurchase Event.”
Use of Proceeds
We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $1,980.0 million from this offering. We intend to use the net proceeds from this offering, together with cash on hand, (i) to repay our Term Loan Facility, (ii) to redeem all of our outstanding 4.50% Notes due 2025 and (iii) for general corporate purposes. See “Use of Proceeds.” Certain of the underwriters and/or their affiliates are arrangers and/or lenders under the Term Loan Facility and, as a result, will receive a portion of the net proceeds from this offering. Certain of the underwriters and/or their affiliates may be holders of the 4.50% Notes due 2025 and, as a result, would receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)—Other Relationships.”
Absence of Market for the Notes
Each series of the notes is a new issue of securities for which there is currently no market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. Accordingly, we cannot assure you that a liquid market for the notes will develop or, if such a market develops, that it will be maintained. See “Risk Factors—Risks Related to an Investment in the Notes.”

Risk Factors
Investing in the notes involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement before investing in the notes.
Conflicts of Interest
Certain of the underwriters or affiliates of certain of the underwriters in this offering may receive at least 5% of the net proceeds of this offering in connection with the consummation of this offering and the intended use of proceeds. See “Use of Proceeds.” As a result, this offering will be made in compliance with the requirements of the Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Because the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER FINANCIAL DATA
The following tables summarize the consolidated financial data for our business as of and for each of the periods presented. The summary consolidated operations statement, segment data and balance sheet data as of and for each of the three years in the period ended December 31, 2023 have been derived from our audited consolidated financial statements. The summary consolidated operations statement, segment data and balance sheet data as of and for the nine months ended September 30, 2024 and September 30, 2023 have been derived from our unaudited consolidated financial statements, which include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position for the periods presented.
The following summary historical consolidated financial data should be read in conjunction with, and such data is qualified in its entirety by reference to, our audited and unaudited consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each incorporated by reference herein. Our historical results are not necessarily indicative of future operating results.

	Year Ended			Nine Months Ended
	December 31, 2021	December 31, 2022	December 31, 2023	September 30, 2023	September 30, 2024
			(in millions of dollars)
Consolidated Statements of Earnings:
Total revenues	$5,552.2	$7,315.2	$7,781.9	$5,947.6	$5,564.0
Cost of revenues	(4,178.8)	(5,757.5)	(5,833.4)	(4,471.3)	(4,101.6)
Gross profit	1,373.4	1,557.7	1,948.5	1,476.3	1,462.4
Selling, administrative and general expenses	(417.6)	(515.1)	(542.8)	(400.4)	(393.0)
Gain on sale of property, plant & equipment and businesses	120.1	10.7	76.4	22.8	4.6
Loss on impairments	(4.6)	(67.9)	(28.3)	(28.3)	86.6
Other operating expense, net	(60.5)	(34.0)	(26.4)	(13.1)	23.9
Operating earnings	$1,010.8	$951.4	$1,427.4	$1,057.3	$963.5
Other nonoperating income (expense), net	10.7	5.1	(2.7)	(5.3)	(12.7)
Interest expense, net	(147.7)	(168.4)	(179.6)	(142.2)	(117.7)
Earnings from continuing operations before income taxes	873.8	788.1	1,245.1	909.8	833.1
Income tax expense	(200.1)	(193.0)	(299.4)	(194.4)	(208.5)
Earnings from continuing operations	673.7	595.1	945.7	715.4	624.6
Loss on discontinued operations, net of income taxes	(3.3)	(18.6)	(10.8)	(8.6)	(5.0)
(Earnings) loss attributable to noncontrolling interest	0.4	(0.9)	(1.7)	(1.0)	(1.4)
Net earnings attributable to Vulcan	$670.8	$575.6	$933.2	$705.8	$618.2

Summary Historical Financial and Operating Data

	Year Ended			Nine Months Ended
	December 31, 2021	December 31, 2022	December 31, 2023	September 30, 2023	September 30, 2024
		(in millions of dollars, except freight-adjusted average sales price per ton)
Select Segment and Other Operating Data
Aggregates unit shipments (in millions of tons)	223.1	236.6	234.6	179.2	166.0
Aggregates freight-adjusted revenues(1)	$3,320.9	$3,883.0	$4,461.3	$3,390.7	$3,482.0
Aggregates freight-adjusted average sales price per ton(2)	$14.88	$16.41	$19.02	$18.92	$20.98
Total Revenues:
Aggregates(3)	$4,351.9	$5,280.6	$5,918.9	$4,505.9	$4,477.3
Asphalt(4)	777.8	990.2	1,140.7	854.3	918.5
Concrete	766.8	1,593.9	1,249.3	993.3	489.9
Segment sales	$5,896.5	$7,864.7	$8,308.9	$6,353.5	$5,885.7
Aggregates intersegment sales	(344.3)	(549.5)	(527.0)	(405.9)	(321.7)
Total revenues	$5,552.2	$7,315.2	$7,781.9	$5,947.6	$5,564.0
Total Gross Profit:
Aggregates(3)	$1,297.9	$1,411.1	$1,736.8	$1,312.3	$1,330.3
Asphalt	21.2	57.3	149.6	113.3	123.9
Concrete	54.3	89.3	62.1	50.7	8.2
Total gross profit	$1,373.4	$1,557.7	$1,948.5	$1,476.3	$1,462.4
Certain Balance Sheet Data
Cash and cash equivalents	$235.0	$161.4	$931.1	$340.0	$433.2
Property, plant & equipment, net	5,546.8	6,051.3	6,217.7	6,112.0	6,413.5
Total assets	13,682.6	14,234.6	14,545.7	14,620.5	14,351.9
Total debt	3,880.0	3,975.7	3,877.8	3,874.8	3,329.7
Total equity	6,567.7	6,952.2	7,507.9	7,465.2	7,893.1
Certain Cash Flow Statement Data
Net cash provided by operating activities	1,011.9	1,148.2	1,536.8	1,055.2	969.5
Net cash used for investing activities	(1,874.1)	(1,053.0)	(163.5)	(509.2)	(641.8)
Net cash used for financing activities	(94.3)	(175.2)	(585.6)	(362.5)	(842.6)
Capital expenditures	451.3	612.6	872.6	666.3	441.0

(1)
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

(2)	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
(3)
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates. During the first quarter of 2024, we began to report our calcium operation within our Aggregates reporting segment to align with our new reporting structure. All prior period segment information has been revised to conform to the current presentation. This change in our reporting segments had no impact on previously reported consolidated financial results.

(4)	Includes product sales, as well as service revenues from our asphalt construction paving business.

Summary Historical Financial and Operating Data

	Year Ended			Nine Months Ended
	December 31, 2021	December 31, 2022	December 31, 2023	September 30, 2023	September 30, 2024
			(in millions of dollars)
Reconciliation of Net Earnings to EBITDA	$670.8	$575.6	$933.2	$705.8	$618.2
Net earnings attributable to Vulcan	199.0	186.5	295.6	191.3	206.7
Income tax expense, including discontinued operations	147.7	168.4	179.6	142.2	117.7
Depreciation, depletion, accretion and amortization	463.0	587.5	617.0	464.4	468.4
EBITDA(1)	$1,480.5	$1,517.9	$2,025.4	$1,503.8	$1,411.0
Loss on discontinued operations	4.5	25.2	14.7	11.7	6.8
Gain on sale of real estate and businesses, net	(114.7)	(6.1)	(67.1)	(15.2)	0.0
Loss on impairments	4.6	67.8	28.3	28.3	86.6
Charges associated with divested operations	1.5	3.8	7.9	4.7	1.0
Acquisition related charges(2)	49.3	17.1	2.1	2.0	1.8
COVID-19 direct incremental costs(3)	13.4	—	—	—	—
Pension settlement charge	12.1	—	—	—	—
Adjusted EBITDA(1)	$1,451.3	$1,625.6	$2,011.3	$1,535.1	$1,507.1

(1)
GAAP does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Numbers may not foot due to rounding.

(2)
Represents charges associated with acquisitions requiring clearance under U.S. federal antitrust laws. U.S. Concrete acquisition related costs in 2022 include the cost impact of purchase accounting inventory valuations of $4.1 million and change in control severance and retention charges of $7.2 million. Costs in 2021 include U.S. Concrete acquisition related expenses of $22.0 million, the cost impact of purchase accounting inventory valuations of $10.7 million and change in control severance and retention charges of $12.7 million.

(3)	The 2021 costs include $5.1 million related to our COVID-19 vaccination incentive program.

RISK FACTORS
Any investment in the notes involves risks. You should carefully consider the risks and uncertainties described below and other information contained in this prospectus supplement and the accompanying prospectus and the documents and reports incorporated by reference herein and therein before you decide whether to invest in the notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, incorporated by reference herein, as such may be updated in any future filings we make under the Exchange Act. If any of the risk factors were to occur, our business, financial condition, results of operations and liquidity could be materially and adversely affected. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.
Risks Related to an Investment in the Notes
The Indenture does not limit the amount of indebtedness that we may incur.
The Indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement, the Indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.
The definition of a change of control requiring us to repurchase the notes is limited, so that the market price of the notes may decline if we enter into a transaction that is not a change of control under the Indenture governing the notes.
The term “change of control” (as used in the notes and the supplemental indenture governing the notes) is limited in terms of its scope and does not include every event that might cause the market price of the notes to decline. In particular, we could effect a transaction on a highly leveraged basis that would not be considered a change of control under the terms of the notes. Furthermore, we are required to repurchase notes upon a change of control only if, as a result of that change of control, the notes are downgraded to a rating that is below “investment grade.” As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.
The notes are obligations exclusively of Vulcan Materials Company and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.
The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. As of September 30, 2024, we and our subsidiaries had unsecured debt with a total face value of approximately $3,391.1 million, none of which was outstanding on our bank line of credit, and approximately $1.0 million of which was debt of our subsidiaries.
The notes will be effectively junior to secured indebtedness that we may issue in the future and there is no limit on the amount of secured debt we may issue.
The notes are unsecured. As of September 30, 2024, we had no secured debt, but we may issue secured debt in the future in an unlimited amount. The Indenture contains a covenant limiting our ability to issue debt secured by any shares of stock or debt of any “restricted subsidiary” or by any “principal property,” as defined in the Indenture, without ratably securing the notes. As of September 30, 2024, we had one such principal property, which represented approximately 3.4% of our consolidated net tangible assets. We could secure any amount of indebtedness with liens on any of our other assets without equally and ratably securing the notes. Holders of our secured debt that we may issue in the future may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding.
A downgrade or other changes in our credit ratings could occur or other events could affect our financial results and reduce the market value of the notes.
Our outstanding debt securities have been, and we expect the notes will be, rated by each of Fitch, Moody’s and S&P. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any of these rating organizations may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or affect our ability to access financing. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the Indenture.
There is no public market for the notes, which could limit their market price or your ability to sell them. If an active trading market does not develop or continue for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.
Each series of the notes is a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in each series of the notes, the underwriters will not be obligated to do so and may stop their market-making with respect to any series of the notes at any time. As a result, no assurance can be given:
•	that a market for any series of the notes will develop or continue;
•	as to the liquidity of any market that does develop; or
•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.
Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. If any series of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of each series of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.
We may choose to redeem the notes prior to maturity.
We may redeem the notes at any time in whole, or from time to time in part, at the applicable redemption price specified in this prospectus supplement under “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, holders of the notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate on the notes being redeemed. Our redemption right may also adversely affect holders’ ability to sell their notes.

USE OF PROCEEDS
We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $1,980.0 million from this offering. We intend to use the net proceeds from this offering, together with cash on hand, (i) to repay our Term Loan Facility, (ii) to redeem all of our outstanding 4.50% Notes due 2025 and (iii) for general corporate purposes.
Borrowings under the Term Loan Facility bear interest, at our option, at either (i) Adjusted Term SOFR (as defined in the credit agreement for the Term Loan Facility) plus a margin ranging from 1.000% to 1.625% based on our credit ratings for senior, unsecured, long-term indebtedness or (ii) a base rate (which is equal to the highest of (a) the prime rate of Truist Bank, as administrative agent, (b) the federal funds rate plus 0.50% and (c) Adjusted Term SOFR for a one-month period, plus 1.00%) plus a margin ranging from 0.000% to 0.625% based on our credit ratings for senior, unsecured, long-term indebtedness.
Certain of the underwriters and/or their affiliates are arrangers and/or lenders under the Term Loan Facility and, as a result, will receive a portion of the net proceeds from this offering. Certain of the underwriters and/or their affiliates may be holders of the 4.50% Notes due 2025 and, as a result, would receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)—Other Relationships.”
Certain affiliates of the underwriters may receive at least 5% of the net proceeds of this offering, after deducting underwriting discounts and commission and estimated offering expenses, as a result of our repayment of our Term Loan Facility and our redemption of all of our outstanding 4.50% Notes due 2025. Because 5% or more of the net proceeds of this offering may be paid to an underwriter or its affiliates, which is considered a “conflict of interest” under FINRA Rule 5121, this offering will be made in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization, on a consolidated basis, as of September 30, 2024:
•	on an actual basis; and
•	as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds therefrom.
The unaudited information set forth below should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each incorporated by reference herein.

	As of September 30, 2024
	Actual	As Adjusted
	(Amounts in millions)
Cash and cash equivalents	$433.2	$564.6
Bank line of credit expires 2029	0.0	0.0
Commercial paper expires 2029	550.0	550.0
Term Loan Facility(1)	—	—
4.50% notes due 2025	400.0	—
3.90% notes due 2027	400.0	400.0
4.950% notes due 2029 offered hereby(2)	—	500.0
3.50% notes due 2030	750.0	750.0
5.350% notes due 2034 offered hereby(3)	—	750.0
7.15% notes due 2037	129.2	129.2
4.50% notes due 2047	700.0	700.0
4.70% notes due 2048	460.9	460.9
5.700% notes due 2054 offered hereby(4)	—	750.0
Other notes	1.0	1.0
Total face value of long-term debt including current maturities	$3,391.1	$4,991.1
Less unamortized discounts and debt issuance costs	61.4	80.0
Less current maturities	0.5	0.5
Total long-term debt	$3,329.2	$4,910.6
Total equity	7,893.1	7,893.1
Total long-term debt and total equity	$11,198.2	$12,803.7

(1)
Represents the $2.0 billion Term Loan Facility entered into on November 4, 2024. After giving effect to the transactions contemplated hereby, there will be $550.0 million remaining and undrawn under the Term Loan Facility. See “Use of Proceeds.”

(2)	Represents the principal amount of the 2029 notes.
(3)	Represents the principal amount of the 2034 notes.
(4)	Represents the principal amount of the 2054 notes.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the notes offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on this description. In this summary, “Vulcan,” the “Company,” “we,” “our,” or “us” means Vulcan Materials Company only, unless we indicate otherwise or the context requires otherwise.
General
We will issue each series of notes under the Senior Debt Indenture, dated as of December 11, 2007, as supplemented by the Eleventh Supplemental Indenture, to be dated as of November 20, 2024 (together, the “Indenture”), between us and Regions Bank, as Trustee (the “Trustee”). The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If we refer to particular sections or capitalized defined terms of the Indenture, those sections or defined terms are incorporated by reference into the accompanying prospectus or this prospectus supplement. The Senior Debt Indenture was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on December 11, 2007. We will file the Eleventh Supplemental Indenture by means of a Current Report on Form 8-K.
We are a holding company that conducts our operations through our operating subsidiaries. Accordingly, our cash flow and consequent ability to pay principal and interest on the notes depends, in part, on our ability to obtain dividends or loans from our operating subsidiaries, which may be subject to contractual restrictions, as well as applicable law.
The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. As of September 30, 2024, we and our subsidiaries had unsecured debt with a total face value of approximately $3,391.1 million, none of which was outstanding on our bank line of credit, and approximately $1.0 million of which was debt of our subsidiaries.
The covenants in the Indenture will not necessarily afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.
We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. Under Section 301 of the Indenture, we may specify a maximum aggregate principal amount for the debt securities of any series.
We do not intend to apply to list any series of notes on any securities exchange or to have any series of notes quoted on any automated quotation system.
The 2029 notes are a separate series of debt securities under the Indenture, will be issued in an aggregate principal amount of $500,000,000 and will bear interest at 4.950% per annum from November 20, 2024 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on each June 1 and December 1, commencing on June 1, 2025, to the registered holders of the 2029 notes on the close of business on the immediately preceding May 15 and November 15, respectively, whether or not such date is a business day. The 2029 notes will mature on December 1, 2029.
The 2034 notes are a separate series of debt securities under the Indenture, will be issued in an aggregate principal amount of $750,000,000 and will bear interest at 5.350% per annum from November 20, 2024 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on each June 1 and December 1, commencing on June 1, 2025, to the registered holders of the 2034 notes on the close of business on the immediately preceding May 15 and November 15, respectively, whether or not such date is a business day. The 2034 notes will mature on December 1, 2034.
The 2054 notes are a separate series of debt securities under the Indenture, will be issued in an aggregate principal amount of $750,000,000 and will bear interest at 5.700% per annum from November 20, 2024 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on each June 1 and December 1, commencing on June 1, 2025, to the registered holders of the 2054 notes on the close of business on the immediately preceding May 15 and November 15, respectively, whether or not such date is a business day. The 2054 notes will mature on December 1, 2054.
Interest on each series of notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date for the notes falls on a date that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.
Interest on the notes will accrue from November 20, 2024.
Each series of notes will be issued only in minimum denominations of $2,000 and $1,000 multiples above that amount.
We may, without the consent of the holders of the applicable series of notes, issue additional notes in the same series and thereby increase the principal amount of such series of notes in the future, on the same terms and conditions (except for any differences in the issue price, issue date and interest accrued prior to the issue date of such additional notes). Any such additional notes will not be offered with the same CUSIP number as the applicable series of notes offered in this prospectus supplement unless such additional notes are considered to be fungible for U.S. federal income tax purposes with the corresponding series of notes offered in this prospectus supplement.
From time to time, in our sole discretion, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates may seek to repurchase a portion of any series of notes. Any such future purchases may be made in the open market, privately negotiated transactions, tender offers or otherwise, in each case in our sole discretion.
No Sinking Fund
The notes will not be entitled to the benefit of a sinking fund.
Optional Redemption
At any time prior to November 1, 2029 (the date that is one month prior to the maturity date for the 2029 notes) (the “2029 notes par call date”), September 1, 2034 (the date that is three months prior to the maturity date for the 2034 notes) (the “2034 notes par call date”) and June 1, 2054 (the date that is six months prior to the maturity date for the 2054 notes) (the “2054 notes par call date” and each of the 2029 notes par call date, the 2034 notes par call date and the 2054 notes par call date, a “par call date”), the applicable series of notes will be redeemable as a whole or in part, at our option at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of
(i)	100% of the principal amount of such notes; and
(ii)
(a) the sum of the present values of the remaining scheduled payments of principal and interest on such notes to be redeemed discounted to the applicable redemption date (assuming such notes matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, in the case of the 2029 notes, 15 basis points, in the case of the 2034 notes, or 20 basis points, in the case of the 2054 notes, and, in each case, less (b) interest accrued to the date of redemption, plus, in each case, any accrued and unpaid interest on the applicable series of notes being redeemed to, but not including, the date of redemption.
In addition, at any time on or after the applicable par call date, we may redeem the applicable series of notes in whole or in part, at our option, from time to time at a redemption price equal to 100% of the aggregate principal amount of the applicable series of notes being redeemed, plus any accrued and unpaid interest on the applicable series of notes being redeemed to, but not including, the date of redemption.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System),

on the third business day preceding the applicable redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:
(i)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable redemption date to the applicable par call date (the “Remaining Life”);
(ii)
if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(iii)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.
For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date.
If on the third business day preceding the applicable redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date, as applicable. If there is no United States Treasury security maturing on the applicable par call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding the applicable par call date and one with a maturity date following the applicable par call date, the Company shall select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the applicable redemption price shall be conclusive and binding for all purposes, absent manifest error.
We will mail notice of any redemption between 10 days and 60 days before the applicable redemption date to each holder of the applicable series of notes to be redeemed. In connection with any redemption of any series of notes, any such redemption may, at our discretion, be subject to one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, the notice of such redemption shall state that, in our discretion, the applicable redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the applicable redemption date, or by the applicable redemption date so delayed.
Unless we default in payment of the applicable redemption price and accrued interest, if any, on and after the applicable redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
In the case of a partial redemption, selection of the notes of the applicable series for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of such note upon surrender for cancellation of the original note.
Change of Control Repurchase Event
If a change of control repurchase event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem the notes as described above or have defeased the notes as described below, we will be required to make an irrevocable offer to each holder of the applicable series of notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the applicable series of notes repurchased plus accrued and unpaid interest, if any, on the applicable series of notes repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control (as defined below), but in either case, after the public announcement of the change of control, we will mail, or shall cause to be mailed, a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event, offering to repurchase the applicable notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the applicable notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of any notes by virtue of such conflict.
On the repurchase date following a change of control repurchase event, we will, to the extent lawful:
(i)	accept for payment all notes or portions of notes of the applicable series properly tendered pursuant to our offer;
(ii)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes of such series properly tendered; and
(iii)
deliver or cause to be delivered to the Trustee the notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes of such series being purchased by us.

The paying agent will promptly distribute to each holder of notes properly tendered the purchase price for such notes deposited with them by us, we will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any applicable notes surrendered provided that each new note will be in a principal amount of an integral multiple of $1,000.
We will not be required to make an offer to repurchase any series of notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all applicable notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date (as defined in the Indenture) an event of default under the Indenture, other than a default in the payment of the purchase price upon a change of control repurchase event.
The definition of change of control (as well as the covenant regarding our ability to enter into consolidations, mergers and sales of assets) includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets (in the case of such definition of change of control, taken as a whole with our subsidiaries). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of the applicable holders, the following definitions are applicable:
“below investment grade ratings event” means that on any day commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for up to an additional 60 days for so long as either of the rating agencies has publicly announced that it is considering a possible ratings change), the applicable series of notes are downgraded to a rating that is below investment grade (as defined below) by each of the rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade).
“change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors is composed of members who are not continuing directors.
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.
“change of control repurchase event” means, with respect to a series of notes, the occurrence of both a change of control and a below investment grade ratings event.
“continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the applicable series of notes were initially issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.
“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the applicable series of notes or fails to make a rating of the applicable series of notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a) (62) under the Exchange Act, selected by us (and certified by a resolution of our Board of Directors) as a replacement agency for the agency that ceased such rating or failed to make it publicly available.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc. or any successor to its rating agency business.
“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.
We may not have sufficient funds to repurchase all the applicable series of notes upon a change of control repurchase event.
Securities Filings
Notwithstanding that we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or are otherwise required to report on an annual and quarterly basis on forms provided for in those annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as the notes are outstanding (unless defeased in a legal defeasance), the Company will (a) file with the SEC (unless the SEC will not accept such filing), and (b) make available to the Trustee and, upon written request, the registered holders of the notes, without cost to any holder, from the date that the notes are issued:
(1)
within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and

(2)	within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form).
In the event that we are not permitted to file those reports with the SEC pursuant to the Exchange Act, we will nevertheless make available such Exchange Act reports to the Trustee and the holders of the notes as if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting those reports on our website within the time periods specified above.
Notwithstanding the foregoing, the availability of the reports referred to in paragraphs (1) and (2) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and our website within the time periods specified above will be deemed to satisfy the above delivery obligation.
Covenants
The notes are subject to the restrictive covenants described under the section entitled “Description of Debt Securities—Covenants” in the accompanying prospectus.
Consolidation, Merger and Sale of Assets
The notes are subject to certain limitations on our ability to enter into certain consolidations, mergers or transfers of substantially all of our assets as described under the section entitled “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.
Events of Default
The notes are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus.
Modification and Waiver
The notes are subject to provisions allowing, under certain conditions, the modification or amendment of the Indenture or waiving our compliance with certain provisions of the Indenture, as described under the section entitled “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.
Defeasance and Discharge Provisions
The notes are subject to defeasance and discharge of debt or to defeasance of certain restrictive and other covenants as described under the section entitled “Description of Debt Securities—Defeasance” in the accompanying prospectus. We may also defease our obligation to repurchase all of the notes upon a change of control repurchase event under the circumstances described under the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Book-Entry System
One or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), will represent each series of notes. The global securities representing each series of notes will be registered in the name of a nominee of DTC. Except under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Global Securities,” we will not issue any series of notes in definitive form.
You can find a more detailed description of DTC’s procedures for the global securities in the accompanying prospectus under “Description of Debt Securities—Global Securities.” DTC has confirmed to us and the underwriters and the Trustee that it intends to follow these procedures for debt securities.
Holders may elect to hold interests in the notes in global form through either DTC in the United States or Clearstream Banking S.A. (“Clearstream, Luxembourg”), or Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC. Citibank, N.A. will act as depository for Clearstream, Luxembourg and for the Euroclear System (in such capacities, the “U.S. Depositories”).
Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depository for Clearstream, Luxembourg.
The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depository for the Euroclear System.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. The information in this section concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.
Global Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.
Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositories.
Because of the time zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sale of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following the settlement in DTC.
Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of notes by U.S. and Non-U.S. Holders (each as defined below).
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings and practice (all as in effect as of the date hereof), all of which are subject to change and differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this prospectus supplement. This summary only addresses notes purchased pursuant to this prospectus supplement at their original “issue price” (i.e., the first price at which a substantial amount of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the U.S. federal income tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, banks and other financial institutions, tax-exempt entities, partnerships or other pass-through entities (and investors therein), retirement plans, regulated investment companies, real estate investment trusts, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to the alternative minimum tax, U.S. Holders who hold notes through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate any item of gross income with respect to a note as a result of such income being taken into account on an applicable financial statement, or U.S. Holders whose functional currency for tax purposes is not the U.S. dollar).
This summary also does not discuss any tax consequences arising under the laws of any state, local or foreign tax jurisdiction or any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws (such as U.S. federal estate or gift tax laws).
We do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this section refers to a beneficial holder of the notes and not the record holder.
Persons considering the purchase of the notes, including any persons who would be Non-U.S. Holders, should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of notes arising under any other U.S. federal tax laws or the laws of any state, local or foreign taxing jurisdiction.
For purposes of this discussion, a “U.S. Holder” means a holder of notes that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996 and were treated as domestic trusts before that date and continue to have a valid election in effect to be treated as a domestic trust.

For purposes of this discussion, the term “Non-U.S. Holder” means a holder of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships considering investing in notes and partners therein should consult their own tax advisors.

Effect of Certain Contingencies
In certain circumstances, we may be obligated to pay amounts in excess of the stated interest and principal on the notes or before their scheduled due date (e.g., as described under “Description of the Notes—Change of Control Repurchase Event”). These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, based on all the facts and circumstances as of the date of issuance, there is only a remote likelihood that any of such contingencies will occur, or if such contingencies, in the aggregate, are considered incidental. Although the matter is not free from doubt, we intend to take the position that the foregoing contingencies are, in the aggregate, remote and/or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that such contingencies are remote and/or incidental is binding on a holder subject to U.S. federal income taxation unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS and if the IRS were to successfully challenge this position, a holder subject to U.S. federal income taxation might be required to accrue ordinary interest income on the notes in an amount greater than, and with timing different from the timing described herein with respect to, the stated interest on the notes and to treat as ordinary income (rather than capital gain) any gain recognized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the tax considerations relating to contingent payment debt instruments.
U.S. Federal Income Tax Consequences to U.S. Holders
Taxation of Interest
Interest on the notes will be taxable to a U.S. Holder as ordinary income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.
Treatment of Taxable Dispositions of Notes
Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to the U.S. Holder. Any gain or loss recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement, redemption or other taxable disposition, the U.S. Holder has held the note for more than one year. The ability to deduct capital losses is subject to limitations. Long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.
Medicare Tax
A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you should consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The following is a general discussion of U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.”

Taxation of Interest
A Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:
•	The interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.
•
The Non-U.S. Holder provides the applicable withholding agent with an appropriately completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) together with all appropriate attachments, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person.

•
The Non-U.S. Holder does not actually or constructively own 10% or more of stock possessing the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder.

•
The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through sufficient stock ownership (as provided in the Code), nor a bank (within the meaning of the Code) receiving interest on a loan entered into in the ordinary course of its business.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless (i) an applicable income tax treaty reduces or eliminates such tax and a Non-U.S. Holder claiming the benefit of that treaty provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8 BEN-E (or other applicable form) claiming such treaty benefits or (ii) the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8ECI (or other applicable form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to its effectively connected income on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, in such event, Non-U.S. Holders that are treated as corporations for U.S. federal income tax purposes could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.
Treatment of Taxable Dispositions of Notes
Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note unless:
•
such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other taxable disposition and certain other conditions are met, in which case such gain (net of certain U.S. source capital losses) would be subject to a 30% tax unless an applicable tax treaty provides for a lower tax rate, or

•
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, Non-U.S. Holders that are treated as corporations for U.S. federal income tax purposes could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate).

Foreign Accounts Tax Compliance Act (“FATCA”)
Under the provisions of the Code referred to as FATCA, additional U.S. federal withholding tax may apply to certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities (including in circumstances where the foreign financial institution or other non-U.S. entity is acting as an intermediary). The legislation imposes a 30% withholding tax on interest on notes paid to a foreign financial institution (whether acting as an intermediary or the beneficial owner) unless the foreign financial institution enters into an agreement with the U.S. Treasury to provide certain information regarding such institution’s account holders and owners of its equity or debt (and, in certain cases, to withhold on certain payments made to such persons)

or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, the legislation imposes a 30% withholding tax on interest payments to a non-financial foreign entity (whether acting as an intermediary or the beneficial owner) unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Non-U.S. Holders claiming an exemption from FATCA withholding tax generally must claim such exemption on a properly completed IRS Form W-8BEN-E or another applicable U.S. withholding form. Prospective investors should consult their own tax advisors regarding this legislation.
U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to
U.S. Holders and Non-U.S. Holders
Information reporting requirements generally will apply to payments to a U.S. Holder of interest on, and proceeds received from the sale, exchange, retirement, redemption or other taxable disposition of, a note, unless the holder is an exempt recipient, such as a corporation. In addition, backup withholding at the rate of 24% may apply to such payments or proceeds if a U.S. Holder that is not an exempt recipient fails to furnish the applicable withholding agent with a correct taxpayer identification number or other required certification, has been notified by the IRS that it is subject to backup withholding for previously failing to report interest or dividends required to be shown on the holder’s U.S. federal income tax returns, or otherwise fails to comply with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.
In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the notes if such holder certifies that it is not a U.S. person. However, information reporting may still apply with respect to such payments.
A Non-U.S. Holder may be subject to backup withholding with respect to the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of a note made within the United States or conducted through United States financial intermediaries or Non-U.S. financial intermediaries with specified connections to the United States unless such holder certifies that it is not a U.S. person or such holder otherwise establishes an exemption. The information reporting requirements may apply regardless of whether backup withholding is required. Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)
Truist Securities, Inc., Wells Fargo Securities, LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and U.S. Bancorp Investments, Inc. are acting as the representatives (collectively, the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2029 Notes	Principal Amount of 2034 Notes	Principal Amount of 2054 Notes
Truist Securities, Inc.	$100,000,000	$150,000,000	$150,000,000
Wells Fargo Securities, LLC	87,500,000	127,500,000	127,500,000
BofA Securities, Inc.	95,000,000	101,250,000	101,250,000
Goldman Sachs & Co. LLC	65,000,000	138,750,000	101,250,000
U.S. Bancorp Investments, Inc.	65,000,000	101,250,000	138,750,000
Regions Securities LLC	67,500,000	101,250,000	101,250,000
FHN Financial Securities Corp.	10,000,000	15,000,000	15,000,000
Siebert Williams Shank & Co., LLC	10,000,000	15,000,000	15,000,000
Total	$500,000,000	$750,000,000	$750,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer each series of the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.350% of the principal amount of the 2029 notes, 0.400% of the principal amount of the 2034 notes or 0.525% of the principal amount of the 2054 notes, as applicable. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at $2.1 million and are payable by us.
New Issue of Notes
Each series of the notes will be a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of the notes or that an active public market for such series of notes will develop or continue. If an active public trading market for such series of notes does not develop, the market price and liquidity of such series of notes may be adversely affected. If any series of the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement
We expect delivery of the notes will be made against payment therefor on or about November 20, 2024, which is the second business day following the date of pricing of the notes (such settlement being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives or any other underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby.
An affiliate of Regions Securities LLC is the trustee, authenticating agent, paying agent, registrar and transfer agent under the Indenture. An affiliate of Truist Securities, Inc. acts as administrative agent, lead left arranger, bookrunner and a lender under the Term Loan Facility. In addition, certain of the underwriters and/or their affiliates are arrangers and/or lenders under the Term Loan Facility and, as a result, will receive a portion of the net proceeds from this offering. Certain of the underwriters and/or their affiliates may be holders of the 4.50% Notes due 2025 and, as a result, would receive a portion of the net proceeds from this offering. See “Use of Proceeds.” The underwriters and/or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

A member of the Vulcan board of directors is the former Chairman, President and Chief Executive Officer of Regions Financial Corporation, the parent company of Regions Securities LLC. In addition, the Chairman and Chief Executive Officer of Vulcan and two other members of the Vulcan board of directors serve on the board of directors of Regions Financial Corporation.
Conflicts of Interest
Because at least 5% of the net proceeds of the offering may be paid to certain of the underwriters or affiliates of certain of the underwriters participating in the distribution of the notes, this offering is being made in compliance with FINRA Rule 5121, as administered by FINRA. Since the notes being offered hereby are rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. The underwriters will not make sales to discretionary accounts without the prior written consent of the customer.
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Hong Kong
The notes have not been and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the notes have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY
REFERENCE OF CERTAIN DOCUMENTS
Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
The SEC permits us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities by means of this prospectus supplement is terminated.
These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement or the accompanying prospectus.

Vulcan Materials Company (File No. 001-33841)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2023 filed on February 22, 2024

Quarterly Reports on Form 10-Q	Quarterly period ended September 30, 2024 filed on October 30, 2024, Quarterly period ended June 30, 2024 filed on August 7, 2024, and Quarterly period ended March 31, 2024 filed on May 2, 2024

Current Reports on Form 8-K	Current Reports on Form 8-K filed on February 20, 2024, May 3, 2024, May 13, 2024, September 26, 2024, and November 4, 2024

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise.
If you request a copy of any or all of the documents incorporated by reference orally or in writing, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Denson N. Franklin III, Secretary, Telephone: (205) 298-3000.
EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference to Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
VALIDITY OF SECURITIES
The validity of the notes will be passed upon for us by Womble Bond Dickinson (US) LLP, Charlotte, North Carolina, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

PROSPECTUS

VULCAN MATERIALS COMPANY
Debt Securities
Common Stock
Preference Stock
Depository Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

Vulcan Materials Company may, from time to time, in one or more offerings, offer and sell debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units to the public. We will provide specific terms of any offering and the offered securities in supplements to this prospectus. You should read this prospectus and each applicable prospectus supplement, together with the documents incorporated by reference herein and therein, carefully before you invest.
This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

You should carefully read and evaluate the risk factors included in the documents we incorporate by reference in this prospectus, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and in our periodic reports as well as the other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 1.
We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers. The names of any underwriters and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

The date of this prospectus is March 8, 2024.

i

ABOUT THIS PROSPECTUS
This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time offer and/or sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units we may offer. Each time we sell any such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement and the exhibits filed with our registration statement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents.”
We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless we have indicated otherwise, references in this prospectus to “Vulcan,” “we,” “us” and “our” or similar terms are to Vulcan Materials Company and its consolidated subsidiaries.
THE COMPANY
Vulcan Materials Company operates primarily in the U.S. and is the nation’s largest supplier of construction aggregates (primarily crushed stone, sand and gravel) and a major producer of aggregates-intensive downstream products such as asphalt mix and ready-mixed concrete. We provide the basic materials for the infrastructure needed to maintain and expand the U.S. economy. Delivered by trucks, ships, barges and trains, our products are the indispensable materials building homes, offices, places of worship, schools, hospitals and factories, as well as vital infrastructure including highways, bridges, roads, ports and harbors, water systems, campuses, dams, airports and rail networks. As of December 31, 2023, we had 397 active aggregates facilities.
Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus.
Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.
RISK FACTORS
Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in Vulcan’s most recent Annual Report on Form 10-K, as the same may be updated from time to time, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference herein or therein, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. Please also refer to the section below entitled “Information Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.vulcanmaterials.com. Our website is not part of this prospectus and is not incorporated by reference into this prospectus.
The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the offering of the securities by means of this prospectus is terminated.
These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Vulcan Materials Company (File No. 001-33841) (formerly Virginia Holdco, Inc.)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2023
Current Report on Form 8-K	February 20, 2024

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise.
If you request a copy of any or all of the documents incorporated by reference orally or in writing, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Denson N. Franklin III, Senior Vice President, General Counsel and Secretary, Telephone: (205) 298-3000.
If you find inconsistencies between the documents, or between the documents and this prospectus or the applicable prospectus supplement, you should rely on the most recent document or prospectus supplement.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These statements reflect our intent, belief or current expectations. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target” “objective,” or “goal,” or that a result or event “should” or “may” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.
In addition to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference herein, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	general economic and business conditions;
•	our dependence on the construction industry, which is subject to economic cycles;
•	the timing and amount of federal, state and local funding for infrastructure;
•	changes in the level of spending for private residential and private nonresidential construction;
•	changes in our effective tax rate;
•	domestic and global political, economic or diplomatic developments;
•
the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks;

•	the impact of the state of the global economy on our businesses and financial condition and access to capital markets;
•	international business operations and relationships, including recent actions taken by the Mexican government with respect to our property and operations in that country;
•	the highly competitive nature of the construction industry;
•	a pandemic, epidemic or other public health emergency;
•
the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade;

•	the outcome of pending legal proceedings;
•	pricing of our products;
•	weather and other natural phenomena, including the impact of climate change and availability of water;
•	availability and cost of trucks, railcars, barges and ships, as well as their licensed operators, for transport of our materials;
•	energy costs;
•	costs of hydrocarbon-based raw materials;
•	healthcare costs;

•	labor relations, shortages and constraints;
•	the amount of long-term debt and interest expense we incur;
•	changes in interest rates;
•	volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans;
•	the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses;
•	our ability to secure and permit aggregates reserves in strategically located areas;
•	our ability to manage and successfully integrate acquisitions;
•	the effect of changes in tax laws, guidance and interpretations;
•	significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets;
•	changes in technologies, which could disrupt the way we do business and how our products are distributed;
•	the risks of open pit and underground mining;
•	expectations relating to environmental, social and governance considerations;
•	claims that our products do not meet regulatory requirements or contractual specifications; and
•	other assumptions, risks and uncertainties detailed from time to time in our filings made with the Securities and Exchange Commission.

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use for repaying outstanding borrowings under our revolving credit agreement, financing any increase in working capital, acquisitions, repurchases of our capital stock, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time.

DESCRIPTION OF DEBT SECURITIES
The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement. References in this “Description of Debt Securities” to “Vulcan,” “we,” “us” and “our” or similar terms refer solely to Vulcan Materials Company and not to any of our subsidiaries.
General
We may issue from time to time one or more series of debt securities under an indenture (the “Indenture”) between us and Regions Bank, an Alabama banking corporation (as successor to Wilmington Trust Company), as trustee (the “Trustee”). The Indenture will not limit the amount of debt securities that we may issue. The Trustee will act as authenticating agent, paying agent, registrar and transfer agent for the debt securities.
The debt securities will be our direct, unsecured obligations. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. We currently conduct substantially all of our operations through subsidiaries, and the holders of our debt securities (whether senior or subordinated) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.
The following description is only a summary of the material provisions of the Indenture for the debt securities and is qualified by reference to the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of any indenture that we may enter into may differ from the terms we describe below. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of debt securities. In some instances, certain of the precise terms of the debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.
Terms Applicable to Debt Securities
The prospectus supplement, including any separate pricing supplement, for a particular series of debt securities will specify the following terms of that series of debt securities:
•	the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000;
•	the percentage of the principal amount at which the debt securities will be issued;
•	the date or dates on which the debt securities will mature;
•	the currency, currencies or currency units in which payments on the debt securities will be payable;
•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;
•
the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;
•	any sinking fund obligation with respect to the debt securities;
•	any terms pursuant to which the debt securities may be convertible or exchangeable into equity or other securities;
•
whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	any special United States federal income tax consequences;
•	any addition to or change in the events of default described in this prospectus or the Indenture;

•	any addition to or change in the covenants described in this prospectus or the Indenture;
•	whether the debt securities will be issued in the form of one or more permanent global debt securities;
•	the exchanges, if any, on which the debt securities may be listed; and
•	any other material terms of the debt securities consistent with the provisions of the Indenture.
Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.
Original Issue Discount Securities
Some of the debt securities may be issued as “original issue discount securities” to be sold at a discount below their stated principal amount in excess of a certain de minimus amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the debt securities may be accelerated will be set forth in the prospectus supplement relating to those debt securities. The prospectus supplement relating to a particular series of discounted debt securities will describe any material U.S. federal income tax consequences and other special consequences applicable to those discounted debt securities.
Reopening of Issue
We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including issue date, maturity and interest rate) as the debt securities of that series issued on an earlier date. (Section 303) After such additional debt securities are issued, they will be fungible with the debt securities of that series issued on the earlier date.
Ranking
The senior debt securities will be unsecured and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. Any subordinated debt securities will be obligations of ours and will be subordinated in right of payment to both our existing and any future senior indebtedness. The prospectus supplement relating to those debt securities will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to those subordinated debt securities and the approximate amount of senior indebtedness outstanding as of a then recent date.
Redemption and Repurchase
Debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.
Conversion and Exchange
The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preference stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.
Covenants
Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to certain restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities that we offer will be described in the applicable prospectus supplement.
Restrictions on Secured Debt
In the Indenture, we covenant that we will not, and each of our restricted subsidiaries (as defined below) will not, incur, issue, assume or guarantee any debt (as defined in the Indenture) secured by a pledge, mortgage or other lien (1) on a principal property (as defined below) owned or leased by us or any restricted subsidiary or (2) on any shares of stock or debt of any restricted subsidiary, unless we secure the debt securities equally and ratably with or prior to the debt secured by the lien. If we secure the debt securities in this manner, we have the option of securing any of our other debt or obligations, or those of any subsidiary, equally and ratably with the debt securities, as long as the other debt or obligations are not subordinate to the debt securities. This covenant has significant exceptions; it does not apply to the following liens:
•
liens on the property, shares of stock or debt of any person (as defined in the Indenture) existing at the time the person becomes our restricted subsidiary or, with respect to a particular series of debt securities, liens existing as of the time such debt securities are first issued;

•	liens in favor of us or any of our restricted subsidiaries;
•	liens in favor of U.S. governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;
•	liens on property, shares of stock or debt, either:
○	existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;
○	securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or
○
securing debt to finance the purchase price of the property, stock or debt or the cost of acquiring, constructing on or improving of the property that were incurred prior to or at the time of or within one year after the acquisition of the property, stock or debt or completion of construction on or improvement of the property and commencement of full operation thereof;

•	liens securing all of the debt securities; and
•
any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the debt secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of debt that is subject to this covenant. (Section 1006)

In addition, this covenant restricting secured debt does not apply to any debt that either we or any of our restricted subsidiaries issue, assume or guarantee if the total principal amount of the debt, when added to (1) all of the other outstanding debt that this covenant would otherwise restrict, and (2) the total amount of remaining rent, discounted by 11% per year, that we or any restricted subsidiary owes under any lease arising out of a sale and leaseback transaction, is less than or equal to 15% of our consolidated net tangible assets. (Section 1006) When we refer to consolidated net tangible assets, we mean, in general, the aggregate amount of the assets of us and our consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting funded debt, as defined in the Indenture, by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and similar intangible assets, all as set forth in our most recent consolidated balance sheet. (Section 101)
When we refer to a restricted subsidiary, we mean, in general, a corporation (as defined in the Indenture) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or us and one or more of our other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the United States of America. (Section 101)
When we refer to a principal property, we mean, in general, any building, structure or other facility that we or any restricted subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of our consolidated net tangible assets, other than property financed pursuant to certain exempt facility sections of the Internal Revenue Code or which in the opinion of our board of directors, is not of material importance to the total business. (Section 101)

Limitation on Sale and Leasebacks
We have agreed that neither we nor any of our restricted subsidiaries will enter into a sale and leaseback transaction related to a principal property which would take effect more than one year after the acquisition, construction, improvement and commencement of full operation of the property, except for temporary leases for a term of not more than three years (or which we or such restricted subsidiary may terminate within three years) and except for leases between us and a restricted subsidiary or between our restricted subsidiaries, unless one of the following applies:
•
we or our restricted subsidiary could have incurred debt secured by a lien on the principal property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for that sale and leaseback transaction, without being required to equally and ratably secure the debt securities as required by the “Restrictions on Secured Debt” covenant described above, or

•
within one year after the sale or transfer, we or a restricted subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt, which is debt with a maturity of a year or more, or the prepayment of any capital lease obligation of the Company or any restricted subsidiary an amount of cash at least equal to the greater of (a) the net proceeds of the sale of the principal property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the principal property sold and leased back under the arrangement, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any debt securities delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of our long-term debt, other than debt securities, voluntarily retired by us or any restricted subsidiary within one year after such sale, or

•	as to any particular series of debt securities, sale and leaseback transactions existing on the date the debt securities of that particular series are first issued. (Section 1007)
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge into any corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any corporation, and may not permit any corporation to consolidate or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:
(i)
the remaining or acquiring entity is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the Indenture;

(ii)
immediately after giving effect to the transaction, no event of default (as defined in the Indenture), and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue;

(iii)
if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv)
we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Indenture and that all conditions precedent provided therein relating to such transaction have been complied with. (Section 801)

This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.
SEC Reports
We shall file with the Trustee and the SEC and transmit to holders such information, documents and other reports and such summaries thereof as may be required pursuant to the Trust Indenture Act of 1939 as provided pursuant to such act, provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is actually filed with the SEC. (Section 704)
Events of Default
Each of the following will constitute an event of default under the Indenture with respect to debt securities of any series:
(i)	failure to pay any interest on any debt securities of that series when due and payable, continued for 30 days;
(ii)	failure to pay principal of or any premium on any debt security of that series when due;
(iii)	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;
(iv)
failure to perform, or breach of, any other covenant or warranty of ours in the Indenture with respect to debt securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to us by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture;

(v)	certain events involving bankruptcy, insolvency or reorganization; and
(vi)	any other event of default in respect of the debt securities of that series. (Section 501)
If an event of default with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)
If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee indemnity satisfactory to it. (Section 603) If the Trustee is offered indemnity satisfactory to it under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct (provided such direction shall not conflict with any rule of law or the Indenture) the time, method and place of:
•	conducting any proceeding for any remedy available to the Trustee; or
•	exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)
No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:
•	the holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;
•
the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

•
the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

We will furnish annually a statement to the Trustee by certain of its officers as to whether or not we, to the best of their knowledge, are in default in the performance or observance of any of the terms, provisions, conditions or covenants of the Indenture and, if so, specifying all known defaults and the nature and status of such defaults. (Section 1004)
If a default of which a responsible officer of the Trustee has actual knowledge occurs with respect to the debt securities, the Trustee shall give the holders of the debt securities notice of such default in accordance with the requirements of the Trust Indenture Act. However, in the case of certain events of default, the Indenture provides that no such notice shall be given to holders of the debt securities until at least 30 days after the occurrence of such events of default. (Section 602)
Modification and Waiver
Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:
(i)	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;
(ii)	reduce the principal amount of, or any premium payable upon the redemption of or rate of interest on, any debt security;
(iii)	reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;
(iv)	change the place or currency of payment of principal of, or any premium or interest on, any debt security;
(v)
impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the maturity date (or, in the case of redemption, on or after the redemption date);

(vi)	reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;
(vii)
reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(viii)	make certain modifications to the provisions of the Indenture with respect to modification and waiver. (Section 902)
The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1008)
In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security were accelerated to that date.
Certain debt securities, including those owned by us or any of our affiliates or for which payment or redemption money has been deposited or set aside in trust for the holders, will not be deemed to be outstanding. (Section 101)
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders, and to be effective, that action must be taken by holders of the requisite principal amount of the debt securities within 90 days following the record date. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. (Sections 104, 502, 512 and 513)

Defeasance
The provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, may apply to the debt securities of any series or to any specified part of a series. (Section 1301)
Defeasance and Discharge. Section 1302 of the Indenture provides that we may be discharged from all of our obligations with respect to the debt securities (except for the rights of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge debt securities under Article Thirteen of the Indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the debt securities money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities of such principal, or installment of principal or interest, and any sinking fund payments in accordance with the terms of the Indenture and the debt securities. We may only do this if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1302 and 1304)
Defeasance of Certain Covenants. Section 1303 of the Indenture provides that:
•
in certain circumstances, we may omit to comply with certain restrictive covenants, including those described under “Covenants — Restrictions on Secured Debt,” “Covenants — Limitation on Sale and Leasebacks,” “SEC Reports,” “Consolidation, Merger and Sale of Assets” and other covenants identified in any supplemental indenture; and

•
in those circumstances, the occurrence of certain events of default, which are described above in clause (iv) (with respect to the restrictive covenants) under “Events of Default,” will be deemed not to be or result in an event of default with respect to the debt securities.

We, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities of such principal, or installment of principal or interest, and any sinking fund payments in accordance with the terms of the Indenture and the debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and those debt securities are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those debt securities at the time of their stated maturities but might not be sufficient to pay amounts due on those debt securities upon that acceleration. In that case, we will remain liable for the payments. (Sections 1303 and 1304)
Notices
Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)
Title
We, the Trustee, the paying agent and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 308)
Payment of Securities
We will duly and punctually pay the principal of and any premium or interest on the debt securities in accordance with the terms of the debt securities and the Indenture. (Section 1001)

Maintenance of Office or Agency
We will maintain an office or agency where the debt securities may be paid and notices and demands to or upon us in respect of the debt securities and the Indenture may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the Trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the Trustee. (Section 1002)
Form, Exchange and Transfer
We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)
Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)
Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and the identity of the person making the request. We have appointed Regions Bank as security registrar and transfer agent. Any security registrar or transfer agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)
If the debt securities are to be partially redeemed, we will not be required to:
•	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or
•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)
Authentication and Delivery
The debt securities shall be executed on behalf of Vulcan by our Chairman of the Board, Vice Chairman of the Board, President, or any Vice President and attested by our Secretary or any Assistant Secretary. The signatures of any of these officers on the debt securities may be manual or by facsimile. We may deliver the debt securities so executed by our proper officers to the Trustee for authentication, together with a company order for authentication and delivery of such debt securities, and the Trustee in accordance with such company order shall authenticate and deliver the debt securities, subject to certain exceptions stated in the Indenture. (Section 303)
Payment and Paying Agents
We will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)
We will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that we designate. Principal and interest payments on global securities registered in the name of DTC’s nominee (including the global securities representing the notes) will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities.
We have appointed Regions Bank as paying agent. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Any paying agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We must maintain a paying agent in each place of payment for the debt securities of a particular series. (Sections 1002 and 1003)

Concerning the Trustee and Agent
Regions Bank will initially act as trustee, authenticating agent, paying agent, registrar and transfer agent for the debt securities issued pursuant to this prospectus.
The trustee may resign or be removed at any time with respect to the debt securities of any series by any act of holders of a majority in principal amount of the outstanding securities of such series, and we may appoint a successor trustee to act for such series. (Section 610)
We will describe in the applicable prospectus supplement any other material business and other relationships (including additional trusteeships), other than the trusteeship under the Indenture and the agency under the paying agency agreement, between us and any of our affiliates, on the one hand, and each trustee and agent under the Indenture and the paying agency agreement, on the other hand.
Governing Law
The laws of the State of New York will govern the Indenture and each series of debt securities. (Section 112)
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depository identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depository for that global security and its nominees or their respective successors are permitted.
Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC,” will act as depository for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.
DTC has provided the following information to us. DTC is a:
•	limited-purpose trust company organized under the New York Banking Law;
•	banking organization within the meaning of the New York Banking Law;
•	member of the U.S. Federal Reserve System;
•	clearing corporation within the meaning of the New York Uniform Commercial Code; and
•	clearing agency registered under the provisions of Section 17A of the Exchange Act.
DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, the paying agent or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:
•
DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a registered clearing agency and, in either case, a successor depository is not appointed by us within 90 days;

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision; or
•	an event of default is continuing.

DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 480,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preference stock, without par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, which are incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.
Common Stock
This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.
The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preference stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preference stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock to be outstanding upon the completion of any common stock offering will be fully paid and non-assessable.
Our common stock is traded on the New York Stock Exchange under the trading symbol “VMC.” The transfer agent for the common stock is Computershare Shareowner Services, LLC.
Preference Stock
This section describes the general terms and provisions of our preference stock. The prospectus supplement for a series of preference stock will describe the specific terms of the shares of preference stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preference stock. We will file a copy of the amendment to our certificate of incorporation that contains the terms of each new series of preference stock with the SEC each time we issue a new series of preference stock. Each such amendment to our certificate of incorporation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable amendment to our certificate of incorporation before deciding to buy shares of our preference stock as described in the applicable prospectus supplement.
Our board of directors has been authorized to provide for the issuance of shares of our preference stock in multiple series without the approval of stockholders. With respect to each series of our preference stock, our board of directors has the authority to fix the following terms:
•	the designation of the series;
•	the number of shares within the series;
•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;
•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;
•	whether the shares are redeemable, the redemption price and the terms of redemption;
•	the establishment of a sinking fund, if any, for the purchase or redemption of shares;
•	the amount payable to you for each share you own if we dissolve or liquidate;
•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;
•	any restrictions on issuance of shares in the same series or any other series;
•	any voting rights applicable to the series of preference stock;

•	the seniority or parity of the dividends or assets of the series with respect to other series of preference stock;
•	whether the holders will be entitled to any preemptive or preferential rights to purchase additional securities; and
•	any other rights, preferences or limitations of such series.
Your rights with respect to your shares of preference stock will be subordinate to the rights of our general creditors. Shares of our preference stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of New Jersey Law
Our certificate of incorporation, bylaws, and New Jersey law contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Vulcan by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.
Authorized but Unissued Shares
Authorized but unissued shares of common stock or preference stock can be reserved for issuance by our board of directors from time to time, without shareholder action, for stock dividends or stock splits, to raise equity capital and to structure future corporate transactions, including acquisitions, as well as for other corporate purposes. This ability to issue shares, or rights to purchase shares of preference stock, could discourage an unsolicited acquisition proposal. In this regard, we could impede a business combination by issuing a series of preference stock containing class voting rights that would enable the holders of such preference stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preference stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preference stock could adversely affect the voting power of the holders of common stock. Although our board of directors is required to make any determination to issue any preference stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable New York Stock Exchange requirements.
Classified Board of Directors
Under our certificate of incorporation and bylaws, our board of directors is classified into three classes of directors, with the term of office of one class expiring each year and the number of directors in each class being as nearly equal as possible. Each class of directors serves a staggered three-year term. This classification increases the difficulty of replacing a majority of the directors and may discourage a third party from making a tender offer or otherwise attempting to gain control of Vulcan.
Removal of Directors; Vacancies and Newly Created Directorships
Our certificate of incorporation provides that a majority of the directors in office may vote to remove a director for cause only when, in the judgment of such majority, the continuation of the director in office would be harmful to Vulcan. In addition, our certificate of incorporation provides that, subject to the rights of holders of any series of preference stock then outstanding, any vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board of directors, or by a sole remaining director.

No Cumulative Voting
Under New Jersey law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, shareholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Special Shareholder Meetings
Our bylaws provide that special meetings of our shareholders may be called at any time by the board of directors, the chairman of our board or the chief executive officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. While a special shareholder meeting may be called pursuant to an order of the New Jersey Superior Court in accordance with New Jersey law notwithstanding these provisions, they may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of Vulcan.
Advance Notice of Proposals and Nominations and Proxy Access
Under our bylaws, shareholder proposals and nominations for election at our annual meeting of shareholders or at a special meeting of shareholders (which may only be called by the board of directors, the chair of the board of directors, or the chief executive officer and at which shareholders may only make nominations for director) may be made by any shareholder entitled to vote only if the shareholder gives timely written notice to our Secretary. In the case of an annual meeting of shareholders, notice will generally be considered timely if it is delivered to our Secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting of shareholders, notice will generally be considered timely if it is delivered to our Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the meeting date. Our bylaws also specify requirements as to the form and content of a shareholder’s notice, including with respect to a shareholder’s notice under Rule 14a-19 of the Exchange Act.
In addition, under our bylaws, shareholder nominations for election at our annual meeting of shareholders may be made pursuant to the “proxy access” provisions included therein, which permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of (a) two individuals and (b) 20% of the total number of directors serving on the board of directors on the last day on which a proxy access nomination may be submitted (rounded down to the nearest whole number), subject to certain limitations and provided that the requirements set forth in our bylaws are satisfied, including that the shareholder gives timely written notice to our Secretary. Notice will generally be considered timely if it is delivered to our Secretary at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date that we mailed our proxy statement for the prior year’s annual meeting of shareholders.
Shareholder Action by Written Consent
Our certificate of incorporation provides that shareholder action by written consent may only be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of Vulcan.
Supermajority Voting Provisions
Our certificate of incorporation contains a “fair price” provision that applies to certain business combination transactions involving any person that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock (“Voting Stock”) or that is an affiliate of Vulcan that has been the beneficial owner of at least 10% of our Voting Stock at any time in the past two years, or any assignee of Voting Stock from such a person, each of these an “Interested Shareholder.” The “fair price” provision requires the affirmative vote of the holders of at least 80% of our Voting Stock to approve any such transaction.

This voting requirement will not apply to certain transactions, including:
•
any transaction in which, among other requirements, the consideration to be received by the holders of each class of capital stock is equal to the highest of (1) the highest price per share paid by the Interested Shareholder on the date the person first became an Interested Shareholder; (2) the highest price per share the Interested Shareholder paid for a share of such class, which purchase was consummated in the past two years; (3) the fair market value per share of the same class on the day such transaction was announced; and (4) the fair market value per share of the same class on the day the person became an Interested Shareholder; or

•	any transaction that is approved by our continuing directors (as defined in our certificate of incorporation).
This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.
The provisions of our certificate of incorporation relating to the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.
Our certificate of incorporation also provides that, subject to the right of holders of any series of preference stock then outstanding, the provisions relating to the size and classification of the board of directors, removal of directors, vacancies, shareholder action by written consent and the amendment provision related to these provisions may only be amended or repealed, and no inconsistent provisions may be adopted without, the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.
The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing shareholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Vulcan. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
New Jersey Anti-Takeover Statute
New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless, prior to the stockholder becoming an interested stockholder, (i) the corporation’s board approved the combination or (ii) the corporation’s board approved the transaction or series of transactions which caused the person to become an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as Vulcan covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the Voting Stock of the corporation not beneficially owned by the interested stockholder, or the combination meets minimum financial terms specified by the statute. An “interested stockholder” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power of the outstanding voting stock of the corporation. The term “business combination” is defined broadly to include, among other things:
•
the merger or consolidation of the corporation with the interested stockholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested stockholder;

•
the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested stockholder or any affiliate or associate of the interested stockholder having an aggregate market value of 10% or more of the corporation’s assets, 10% or more of the market value of all of the corporation’s outstanding stock or 10% or more of the earning power or income of that corporation; or

•
the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the outstanding stock of the corporation.

The application of the anti-takeover statute to Vulcan could delay, defer or prevent a change of control of Vulcan or discourage, impede or prevent a merger, tender offer, proxy contest or other transaction, even if such action would be favorable to the interests of our shareholders.

DESCRIPTION OF DEPOSITORY SHARES
We may offer preference stock represented by depository shares and issue depository receipts evidencing the depository shares. Each depository share will represent a fraction of a share of preference stock. Shares of preference stock of each series represented by depository shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the “depository” and the holders of the depository receipts of that series. Subject to the terms of the applicable deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fraction of a share of preference stock represented by the depository shares evidenced by the depository receipt, to all the rights and preferences of the preference stock represented by such depository shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preference stock to the depository, we will cause the depository to issue depository receipts for the applicable series on our behalf.
If depository shares of a series are offered, the prospectus supplement for such depository shares will describe the terms of such depository shares, the applicable deposit agreement and any related depository receipts, including the following, where applicable:
•	the payment of dividends or other cash distributions to the holders of depository receipts when such dividends or other cash distributions are made with respect to the preference stock;
•	the voting by a holder of depository shares of the preference stock underlying such depository shares at any meeting called for such purpose;
•	if applicable, the redemption of depository shares upon our redemption of shares of preference stock held by the depository;
•	if applicable, the exchange of depository shares upon an exchange by us of shares of preference stock held by the depository for debt securities or common stock;
•	if applicable, the conversion of the shares of preference stock underlying the depository shares into shares of our common stock, other shares of our preference stock or our debt securities;
•	the terms upon which the deposit agreement may be amended and terminated;
•	a summary of the fees to be paid by us to the depository;
•	the terms upon which a depository may resign or be removed by us; and
•	any other terms of the depository shares, the deposit agreement and the depository receipts.
If a holder of depository receipts surrenders the depository receipts at the corporate trust office of the depository, unless the related depository shares have previously been called for redemption, converted or exchanged into other securities of Vulcan Materials Company, the holder will be entitled to receive at the corporate trust office the number of shares of preference stock and any money or other property represented by such depository shares. Holders of depository receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preference stock on the basis of the proportion of preference stock represented by each depository share as specified in the applicable prospectus supplement. Holders of shares of preference stock received in exchange for depository shares will no longer be entitled to receive depository shares in exchange for shares of preference stock. If the holder delivers depository receipts evidencing a number of depository shares that is more than the number of depository shares representing the number of shares of preference stock to be withdrawn, the depository will issue the holder a new depository receipt evidencing such excess number of depository shares at the same time.
The description of depository shares in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable deposit agreement, which will be filed with the SEC each time we issue depository shares.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of debt securities, preference stock, depository shares, common stock or other securities. Warrants may be issued independently or together with debt securities, preference stock, depository shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.
If warrants of a series are offered, the applicable prospectus supplement will describe the terms of such warrants and the applicable warrant agreement, including the following, where applicable:
•
the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•
the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•
the number of shares and series of preference stock or depository shares purchasable upon the exercise of warrants to purchase preference stock or depository shares and the price at which such number of shares of such series of preference stock or depository shares may be purchased upon such exercise;

•
the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	United States federal income tax consequences applicable to such warrants;
•	the amount of warrants outstanding as of the most recent practicable date; and
•	any other terms of such warrants.
Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.
Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preference stock, depository shares, or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which we extend the expiration date, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.
Prior to the exercise of any warrants to purchase debt securities, preference stock, depository shares, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preference stock, depository shares, common stock or other securities, as the case may be, purchasable upon exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock, preference stock or depository shares purchasable upon such exercise, or to exercise any applicable right to vote associated with such common stock, preference stock or depository shares.
The description of warrants of a particular series in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preference securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.
The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.
TAXATION
Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION
We may sell the securities in and outside the United States on any national securities exchange on which the securities may be listed at the time of sale, including the NYSE (including through at the market offerings), in the over-the-counter market, in privately negotiated transactions, through agents, through one or more underwriters on a firm commitment or best-efforts basis, through broker-dealers, who may act as agents or principals, or directly to purchasers (which may include our affiliates and shareholders), in a block trade in which a broker-dealer may attempt to sell a block of the securities as agent or may position and resell all or a portion of the block as principal to facilitate the transaction, through put or call option transactions relating to the securities, through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, and/or the settlement of margin transactions, in a rights offering, or through a combination of these methods or by any other legally available means.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. To the extent required, a prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.
The prospectus supplement for particular securities will include the terms of the offering and the purchase price or initial public offering price of the securities.
•
To the extent required, we will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

We may use an underwriter or underwriters in the offer or sale of our securities.
•
If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities. The underwriters will acquire the securities for their own account.

•
To the extent required, we will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, the proceeds to be received from the sale of the securities and any exchanges on which the securities may be listed, in the applicable prospectus supplement.

•
Underwriters will be allowed to offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters will use this prospectus in conjunction with the applicable prospectus supplement to sell our securities.

•
Unless otherwise stated in the applicable prospectus supplement, the underwriters’ obligation to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.

•	The underwriters may change from time to time any initial public offering price and any discounts, concessions or commissions allowed or paid to dealers.
•
The underwriters will be able to resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, at varying prices determined at the time of sale, at prices related to market prices or at negotiated prices. Underwriters may be involved in any at-the-market offering of securities by or on our behalf.

•
To the extent required, the applicable prospectus supplement will set forth that the underwriters may be allowed to purchase and sell the securities in the open market during and after an offering. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.

•
To the extent required, the applicable prospectus supplement will set forth that the underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
We may use a dealer to sell our securities.
•	If we use a dealer, we, as principal, will sell our securities to the dealer.
•	The dealer may then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
•	To the extent required, we will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.
We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.
We may sell our securities in accordance with a redemption or repayment pursuant to their terms by one or more remarketing firms, acting as principals for their own accounts or as agents by us. To the extent required, we will identify any remarketing firm, the terms of its agreements, if any, with us, and its compensation in the applicable prospectus supplement.
We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.
•
If we use delayed delivery contracts, we will disclose that we are using them in our applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the applicable prospectus supplement.
•	We will indicate in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.
Any public offering price and any fees, discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their fees, commissions or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
We may indemnify agents, underwriters, dealers and remarketing firms, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

LEGAL MATTERS
Womble Bond Dickinson (US) LLP will issue an opinion for us on the validity of the securities offered hereby. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Vulcan Materials Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$2,000,000,000

Vulcan Materials Company
$500,000,000 4.950% Notes due 2029

$750,000,000 5.350% Notes due 2034

$750,000,000 5.700% Notes due 2054
PROSPECTUS SUPPLEMENT

November 18, 2024
Joint Book-Running Managers
Truist Securities
Wells Fargo Securities
BofA Securities
Goldman Sachs & Co. LLC
US Bancorp
Regions Securities LLC
Co-Managers
FHN Financial Securities Corp.
Siebert Williams Shank